Exhibit 10.1

PREMIERE GLOBAL SERVICES, INC.

FOURTH AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into by and among PREMIERE GLOBAL SERVICES, INC., a Georgia corporation, f/k/a PTEK Holdings, Inc. (the “Company”), and BOLAND T. JONES (the “Executive”), on April 18, 2005, to be effective as of January 1, 2005.

BACKGROUND STATEMENT

The Company and the Executive entered into that certain Third Amended and Restated Executive Employment Agreement dated as of June 26, 2003 (the “Original Agreement”). The Company and the Executive desire to amend and restate the Original Agreement as set forth herein.

THEREFORE, in consideration of and reliance upon the foregoing Background Statement and the representations and warranties contained in this Agreement, and other good and valuable consideration, the Company and the Executive amend and restate the Original Agreement as follows:

TERMS

Section 1. Duties.

The Company will continue to employ the Executive as its Chief Executive Officer. The Executive will have the powers, duties and responsibilities set forth in the Company’s Bylaws and as from time to time assigned to him by the Company’s board of directors (the “Board”) consistent with such position, and the Executive will report solely to the Board. During the term of his employment under this Agreement, the Executive will devote substantially all of his business time to faithfully and industriously perform his duties and promote the business and best interests of the Company; provided, however, that the Executive is not prohibited from (i) serving on the board of directors of other companies or (ii) participating in personal, civic and charitable activities, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities under this Agreement.

Section 2. Compensation.

Section 2.1. Base Salary. During the term of Executive’s employment under this Agreement, the Company will pay the Executive a base salary (“Base Salary”) at the annual rate of $900,000, less normal withholdings and payable in accordance with the Company’s standard payroll practices. The Compensation Committee of the Board of Directors of the Company shall review the Executive’s Base Salary annually and, in its sole discretion, may increase the Executive’s Base Salary from time to time. Pursuant to such review, the Compensation Committee will consider, among other things, the Executive’s own performance and the Company’s performance. The Executive will also be entitled to any additional compensation provided for by resolution of the Compensation Committee.

Section 2.2. Bonus Compensation.

(i) In addition to his Base Salary, the Executive will be entitled to earn an annual bonus for each calendar year during the term of this Agreement in an amount determined under Section 2.2(ii) based upon performance criteria established from year to year by the Compensation Committee. Unless the Committee determines otherwise prior to the end of the first quarter of a given calendar year, the bonus for such year will be based upon the Company achieving quarterly and annual targets for revenue (“Revenue”) and for earnings before interest, taxes, depreciation and amortization (“EBITDA”). Revenue and EBITDA targets and actual Revenue and EBITDA shall be determined by the Company in the same manner as under the Company’s Bonus Plan for Corporate Associates.

(ii) The Executive’s target cash bonus (“Cash Bonus”) for each calendar year will be equal to 100% of his Base Salary for such year, subject to the sliding scale adjusters described below. Unless the Committee determines otherwise prior to the end of the first quarter of a given calendar year (a) 80% of the target bonus will be allocated to the achievement of cumulative quarterly targets (i.e., 20% per quarter) and 20% will be allocated to the achievement of annual targets, and (b) the bonus will be based two-thirds (2/3) on achievement of EBITDA targets and one-third (1/3) on achievement of Revenue targets. The amount of bonus earned each quarter and calendar year shall be determined based on the following:

Percentage of Target	Percentage of Bonus Earned
90% - 94.99%	70%
95% - 99.99%	85%
100% - 104.99%	100%
105% - 109.99%	125%
110% or more	150%

(iii) For example, if the Executive’s Base Salary is $900,000, EBITDA was 105% of target for the first quarter, and Revenue was 98% of target, the Executive’s earned Cash Bonus for the first quarter would be calculated as follows:

		Target		% Earned		Bonus Earned
Target Cash Bonus for Q1 (20% of $900,000)	=	$180,000
2/3 based on EBITDA	=	$120,000	x	125%	=	$150,000
1/3 based on Revenue	=	$60,000	x	85%	=	51,000

Earned Cash Bonus for Q1						$201,000

(iv) Each of the earned quarterly Cash Bonuses for the first three quarters of a calendar year will be paid to the Executive within forty-five (45) days following the end of the relevant quarter, and the earned fourth quarter and annual Cash Bonus for a calendar year will be paid to the Executive by March 15 following the end of such calendar year.

(v) Beginning in calendar year 2005, the Executive will also be entitled to receive a bonus (“Stock Bonus”) payable in shares of restricted common stock of the Company issued under the Company’s incentive compensation plan. The Stock Bonus would be payable on the same dates as the quarterly and/or annual Cash Bonuses, as the case may be, and will consist of a number of shares of restricted stock equal to (a) the dollar amount of the Cash Bonus payable for such period divided by (b) the per share closing price of the common stock as reported by the New York Stock Exchange (or other primary exchange on which the common stock may then trade) on the date of payment of the relevant Cash Bonus. No fractional shares shall be issued; cash will be paid in lieu thereof. Subject to Section 2.2(vii), each share of restricted stock issued as a Stock Bonus will vest (and will no longer be subject to risk of forfeiture) on the business day following the date of payment.

(vi) For example, if the Executive is entitled to receive a quarterly Cash Bonus of $201,000 and the closing price of the Company’s common stock is $10 per share on the date of payment of that Cash Bonus, then the Executive would also be entitled to receive on the date of such payment a Stock Bonus of 20,100 shares of Company common stock. The shares of restricted stock would vest on the business day following the payment date.

(vii) The restricted share agreement related to any Stock Bonus shares shall provide that those shares may not be sold or transferred for a period of 18 months following the date on which those shares are issued; provided, however, that this transfer restriction shall not apply to the following: (a) any sale or transfer (including an implied sale pursuant to a net share settlement arrangement with the Company) to satisfy state, local, federal or foreign income tax liabilities of the Executive arising from the receipt or vesting of those shares; (b) any transfer to a charitable trust established by the Executive; and (c) any transfer upon or following a Change in Control of the Company, a termination of the Executive by the Company without Cause or by the Executive for Good Reason, or as otherwise permitted by the Compensation Committee, in its sole discretion.

(viii) In connection with the execution of this Agreement, the Company will grant to Executive 900,000 shares of restricted common stock of the Company issued under the Company’s incentive compensation plan. In recognition of Executive’s services during the first quarter of 2005, 45,000 of such shares will be immediately vested as of the date of grant. The remaining shares of restricted stock will vest (and will no longer be subject to risk of forfeiture) in nineteen (19) equal quarterly installments beginning on June 30, 2005, provided that Executive is then still employed by the Company or any of its Affiliates. The vesting of such restricted stock will accelerate in full upon termination of Executive’s employment by reason of his death or Disability, by the Company without Cause, or by Executive for Good Reason. In addition, such restricted stock will vest in full and will no longer be subject to risk of forfeiture upon the occurrence of a Change of Control of the Company.

(ix) The Executive will also be entitled to any additional bonus and incentive compensation provided for by resolution of the Compensation Committee.

Section 2.3. Employee Benefits. During the term of his employment under this Agreement, the Executive will be entitled to participate in all employee benefit programs which are provided by the Company generally to senior executives of the Company, including (a) any pension, profit-sharing, or deferred compensation plans, (b) any medical, health, dental, disability and other insurance programs and (c) any fringe benefits, such as club dues, professional dues, the cost of an annual medical examination and the cost of professional fees associated with tax planning and the preparation of tax returns, on a basis at least equal to the other senior executives of the Company. In addition to such benefits, the Company will maintain a $3,000,000 life insurance policy on the life of and in the name of the Executive, and such other insurance as the Board or the Compensation Committee of the Board may determine. The Executive or his designee will be the owner of such insurance policy and will have all rights pursuant thereto, including, without limitation, the right to transfer ownership and designate beneficiaries. Upon termination of the Executive’s employment without Cause or for Good Reason, or in the event that the Company fails to renew the term of this Agreement, the Executive will be entitled to continue to participate (i) for the longer of (a) eighteen (18) months after the date of termination or (b) the remaining term of this Agreement as provided in Section 4 hereof as if such termination had not occurred, in any dental, disability, life or similar programs provided by the Company and in which he participated immediately before the date of termination, and (ii) for a period of sixty (60) months after the date of termination without Cause or for Good Reason, or for a period of twenty-four (24) months after the termination of this Agreement due to the Company’s failure to renew the term of this Agreement, in any medical or health plans and programs provided by the Company and in which he participated immediately before the date of termination, on the same basis as during his employment (including payment by the

Company of the costs and expenses associated with such programs on the same terms as during the time the Executive was employed with the Company). In meeting its obligations under this provision the Company will take all actions which may be necessary or appropriate to comply with criteria set forth by the Company’s insurance carriers and other program providers (including the continued employment of the Executive in some nominal capacity if necessary) to continue the Executive’s participation or, in the Company’s discretion, the Company may provide equivalent coverage under alternative arrangements. With respect to continued coverage under any such medical or health plan, if the Executive becomes eligible for health benefits through any arrangement sponsored by or paid for by a subsequent employer of the Executive, then continued coverage under any arrangement provided by the Company will be made secondary to, and coordinated with, such other coverage in which the Executive is eligible.

Section 2.4. Reimbursement of Expenditures. The Company will reimburse the Executive for all reasonable expenditures incurred by the Executive in the course of his employment or in promoting the interests of the Company, including expenditures for (i) transportation, lodging and meals during overnight business trips, (ii) business meals and entertainment, (iii) supplies and business equipment, (iv) long-distance telephone calls and (v) membership dues of business associations, in accordance with the policies and procedures of the Company to the extent applicable generally to senior executive officers.

Section 2.5. Severance Pay. If the Executive’s employment with the Company under this Agreement is terminated (1) by the Executive for Good Reason, or (2) by the Company for any reason other than Cause, death, or Disability, then in addition to any other rights and remedies the Executive may have, the Executive will be entitled to receive severance pay (the “Severance Amount”) equal to 2.99 times the greater of (a) the sum of (i) the Executive’s annual Base Salary in effect at the date of termination plus (ii) 200% of his target Cash Bonus under Section 2.2 hereof for the year in which the date of termination occurs or (b) the sum of (i) the highest annual Base Salary, and (ii) 200% of the highest Cash Bonus, paid to the Executive for any of the three (3) calendar years prior to the date of termination. Subject to Section 2.10 and Section 7 hereof, such Severance Amount will be payable in cash in substantially equal installments in accordance with the Company’s standard payroll practices over the twelve (12) month period following the date of termination. As a condition to the payment of the Severance Amount, the Executive will sign a release and waiver of claims in substantially the form set forth in Exhibit A hereto (the “Release”).

Section 2.6. Disability of Executive. If during the term of the Executive’s employment under this Agreement the Executive, in the opinion of a majority of the Board (excluding the Executive), as confirmed by competent medical evidence, becomes physically or mentally unable to perform his duties for a continuous period (“Disabled”), then for the first year of his Disability the Executive will receive his full Base Salary and for the next six months of his Disability he will receive one-half of his Base Salary (the “Disability Payments”), payable pursuant to the Company’s normal payroll practices. (The Company may satisfy this obligation in whole or in part by payments to the Executive provided through disability insurance.) The Company will not, however, be obligated to pay bonus compensation or an automobile allowance with respect to the period of Disability. Bonus compensation in this circumstance will be a pro rata portion of the bonus the Executive would have earned absent the period of Disability based upon the number of days during the fiscal year the Executive was not Disabled. When the Executive is again able to perform his duties he will be entitled to resume his full position and salary. Notwithstanding the foregoing, if the Executive’s Disability endures for 180 nonconsecutive days over a 12-month period, then the Company may terminate the Executive’s employment under this Agreement after delivery of ten (10) days written notice. In the event that such termination occurs prior to the end of the 18th month following the Board’s determination of Executive’s Disability, the Company shall continue to pay the Disability Payments through the end of such 18-month period, as provided in this Section 2.6. The Executive hereby agrees to submit himself for appropriate medical examination by a physician selected by the Company for the purposes of this Section 2.6.

Section 2.7. Death of Executive. Within forty-five (45) days after the Executive’s death during the term of this Agreement, the Company will pay to the Executive’s estate, or his heirs, the amount of any accrued and unpaid Base Salary (determined as of the date of death) and vested, accrued and unpaid bonus compensation determined as if the Company’s fiscal year ended at the date of death. In addition, the Company will pay to the Executive’s spouse (or if she is not alive, to his estate or heirs) a death benefit of $5,000.

Section 2.8. Automobile Allowance. During the term of his employment under this Agreement, the Company will pay the Executive a monthly automobile allowance of $1,000.

Section 2.9. Vacation. The Executive will be entitled to four (4) weeks paid vacation annually, which may be taken in accordance with the policies and procedures of the Company to the extent applicable generally to senior executive officers. Unused vacation time will accumulate and carryover to subsequent years. Any unused vacation at the date of termination of this Agreement (for any reason) will be paid to the Executive promptly following the date of termination.

Section 2.10. Change in Control.

(i) If, during the twenty-four (24) month period following a Change in Control of the Company, the Executive’s employment with the Company under this Agreement is terminated (1) by the Executive for Good Reason, or (2) by the Company for any reason other than Cause, death, or Disability, then in addition to any other rights or remedies the Executive may have, the Executive will be entitled to receive the Severance Amount payable in a lump sum upon the effective date of such termination. As a condition to the payment of the Severance Amount, the Executive will sign the Release.

(ii) For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (a); or

(b) The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 60% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 80% of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) Approval by the shareholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless:

(A) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least fifty one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two thirds (2/3) of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (A) and (B) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”)

(ii) A complete liquidation or dissolution of the Company; or

(iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary.

Section 3. Certain Additional Payments by the Company.

Section 3.1. Amount of Additional Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event the IRS or any other governmental agency claims that, or a determination is made under Section 3.2 that, any benefit or payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) (a “Payment”) is, or should be, subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment, or more than one additional payment (each a “Gross-Up Payment”), in an amount determined under Section 3.2 such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, social security and other employment taxes, and Excise Tax imposed upon any Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Section 3.2. Determinations. Subject to the provisions of Section 3.3, all determinations required to be made under this Section 3, including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive shall appoint another nationally recognized accounting firm acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, the Company acknowledges and agrees that it is possible that the Company may be required under this Section 3.2 to make more than one Gross-Up Payment.

Section 3.3. Contest of Claims. The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action (other than waiving his right to any Payments) in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax or other sanctions (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses on the same basis as a Payment. Without limitation of the foregoing provisions of this Section 3.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive (unless otherwise prohibited by law, in which event the parties shall agree upon a mutually acceptable alternative), on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance on the same basis as a Payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Section 3.4. Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Section 4. Term of Employment.

The Executive’s term of employment under this Agreement will expire on January 1, 2010. The term of employment will automatically renew for an additional one-year period upon the foregoing expiration, and thereafter upon the expiration of any renewal term provided by this Section 4, unless the Company or the Executive provides written notice to the other party at least thirty (30) days prior to expiration that such party does not want to renew this Agreement.

Section 5. Termination of Employment.

Section 5.1. Termination by the Company. The Company may terminate the Executive’s employment under this Agreement with or without “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or

(ii) the willful engaging by Executive in illegal conduct or gross misconduct which has, or reasonably may be expected to have, a substantial, adverse effect upon the Company.

No act or failure to act by the Executive will be considered “willful” unless done or not done in bad faith and without reasonable belief that the Executive’s action or omission was legal, proper, and in the best interests of the Company. Termination for Cause will not be effective unless the Company delivers to the Executive thirty (30) days advance written notice setting forth in reasonable detail the allegations of Cause, and the Executive does not correct the acts or omissions documented in such notice within such 30-day period. Notwithstanding anything else contained in this Agreement, if, for any reason whatsoever, the Company terminates the Executive’s employment, then the Company will reimburse the Executive for all reasonable costs and expenses incurred by him (including attorneys’ fees, court costs and the costs of paralegal and other legal or investigative support personnel) connected with investigating, preparing, defending or appealing any litigation, arbitration, mediation or similar proceeding arising out of this Agreement, but only if the Executive is successful on at least one material issue raised in the enforcement proceedings. If the Company terminates the Executive’s employment under this Agreement for Cause, then he will be entitled to a pro rata portion of his Base Salary with respect to the fiscal year in which the termination occurs (based on the number of days the Executive is employed by the Company during such fiscal year), as well as any earned and accrued but unpaid bonus compensation.

Section 5.2. Termination by the Executive. The Executive may terminate his employment under this Agreement with or without “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities with the Company or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

(ii) a reduction in the Executive’s Base Salary or maximum annual Cash or Stock Bonus opportunity; or

(iii) a material breach by the Company of any of the provisions of this Agreement; or

(iv) the Company’s requiring the Executive to be based at any office or location other than Edwards, Colorado.

For purposes of this Section 5.2, any good faith determination of “Good Reason” made by the Executive shall be conclusive. However, no such event described hereunder shall constitute Good Reason unless the Executive has given written notice to the Company specifying the event relied upon for such determination within 90 days after the occurrence of such event and the Company has not remedied such situation within 30 days of receipt of such notice. The Company shall notify the Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any notice of termination delivered by the Executive based on such claimed Good Reason that has been cured shall be deemed withdrawn and shall not be effective to terminate the Agreement. If the Executive terminates his employment under this Agreement without Good Reason, then he will be entitled to pro rata portions of his Base Salary and Cash and Stock Bonus compensation with respect to the fiscal year in which the termination occurs (based on the number of days the Executive is employed by the Company during such fiscal year) as well as any accrued but unpaid bonus compensation. The Executive shall give the Company at least thirty (30) days written notice prior to any such resignation without Good Reason.

Section 6. Restrictive Covenants.

Section 6.1. Prohibited Activities. During the term of his employment under this Agreement and for a period of one (1) year thereafter, the Executive will not, as a shareholder, owner, operator, employee, partner, independent contractor, consultant, lender, financier, officer or director, within any portion of the United States in which the Company conducts business on the effective date of this Agreement (the “Territory”), which the parties acknowledge is the same territory in which the Executive is deemed to be performing his services on behalf of the Company:

(i) participate in the ownership or management of or provide services of substantially the same nature or character as those provided to the Company by the Executive to any business that directly or indirectly competes with the Company in the Territory with respect to conferencing (audio conferencing and Web-based collaboration), or multimedia messaging (high-volume actionable communications, including e-mail, wireless messaging, voice message delivery and fax); provided, that nothing in this Agreement shall restrict the Executive from maintaining a passive investment of less than three percent (3%) of any class of equity securities of a corporation whose shares are listed on the New York Stock Exchange or on NASDAQ; or

(ii) solicit or induce any person who is an employee, officer, agent, affiliate, supplier, client or customer of the Company to terminate such relationship, refuse to do business with the Company or reduce the amount of products or services purchased from the Company; provided, however, that for purposes of this clause (ii), clients and customers shall be limited to actual clients or customers or actively–sought clients or customers of the Company with whom the Executive has had material contact during the term of this Agreement.

Section 6.2. Trade Secrets. The Executive acknowledges and recognizes that during his employment with the Company he may acquire (or may have acquired during his prior employment with the Company ) secret or confidential information, knowledge, or data with respect to the business or products of the Company which may provide advantage to the Company over others not having such information (“Confidential Information”). During his employment hereunder and for a period of one (1) year thereafter, the Executive will not communicate, disclose, divulge or use any such secret or confidential information to the detriment of the Company. Following the termination of the Executive’s employment hereunder, the provisions of this Section 6.2 shall not apply to any information that (a) was known to the Executive prior to his employment by the Company or (b) becomes generally available to the telecommunications industry other than as a result of disclosure by the Executive. Any Confidential Information that also constitutes a “trade secret” under applicable law shall be subject to any additional protections afforded by law and the duration of the foregoing nondisclosure and nonuse obligations shall extend for as long as the underlying Confidential Information continues to meet the definition of a “trade secret.”

Section 6.3. Property of the Company. The Executive acknowledges that all confidential information relating to computer software or hardware currently utilized by the Company or incorporated into its products and all such information the Company currently plans to utilize or incorporate into its products is the exclusive property of the Company. Furthermore, the Executive agrees that all discoveries, inventions, creations and designs of the Executive during the course of his employment pursuant to this Agreement or predecessor agreements will be the exclusive property of the Company.

Section 6.4. Remedies. In the event the Executive violates or threatens to violate the provisions of this Section 6, damages at law will be an insufficient remedy and the Company will be entitled to equitable relief in addition to any other remedies or rights available to the Company and no bond or security will be required in connection with such equitable relief.

Section 6.5. Counterclaims. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 6.

Section 6.6. Company. For purposes of this Section 6, “Company” shall include the Company and all of its direct and indirect subsidiaries, parents, and affiliates and any predecessors and successors of the Company.

Section 7. Section 409A Compliance.

This Agreement is to be construed and the compensation and benefits provided hereunder are to be paid in such manner and at such times as shall comply with Code Section 409A and the regulations and guidance promulgated thereunder by the U.S. Department of the Treasury. Notwithstanding anything to the contrary herein, to the extent necessary (i) to comply with Code Section 409A and such regulations and provisions and (ii) to avoid the payment of any penalties thereunder, but only to such extent, such payments shall be made six months after Executive’s termination of employment.

Section 8. Indemnification.

The Company agrees, to the maximum extent permitted by law and the Bylaws and Certificate of Incorporation of the Company, to defend and indemnify Executive against and to hold Executive harmless from any and all claims, suits, losses, liabilities, and expenses (including disputes arising under this Agreement and including reasonable attorneys’ fees and payment of reasonable expenses incurred in defending against such claim or suit as such expenses are incurred) asserted against Executive for actions taken or omitted to be taken by Executive in good faith and within the scope of his responsibilities as an officer or employee of the Company. If requested by Executive, the Company shall advance to Executive, promptly following the Company’s receipt of any such request, any and all expenses for which indemnification is available hereunder, subject to the requirements of applicable law and the Company’s Bylaws and Certificate of Incorporation.

Section 9. Compliance With Other Agreements.

The Executive represents and warrants to the Company that he is free to enter into this Agreement and that the execution of this Agreement and the performance of the obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Executive is a party or may be bound.

Section 10. Severability.

Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

Section 11. Waivers.

A waiver by a party to this Agreement of any breach of this Agreement by the other party will not operate or be construed as a waiver of any other breach or of the same breach on a future occasion. No delay or omission by either party to enforce any rights it may have under this Agreement will operate or be construed as a waiver.

Section 12. Modification.

This Agreement may not be modified or amended except by a writing signed by the Company and the Executive.

Section 13. Headings.

The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

Section 14. Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 15. Number and Pronouns.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and neuter genders.

Section 16. Survival of Representations and Warranties.

The respective representations and warranties of the parties to this Agreement will survive the execution of this Agreement and continue without limitation.

Section 17. Assignment; Binding Effect.

Neither this Agreement nor any right or interest hereunder shall be assignable by either the Executive or the Company without the other party’s prior written consent; provided, however, that nothing in this Section 17 shall preclude (i) the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

In addition, at the request of the Executive, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or stock of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if his employment was terminated by the Company without Cause pursuant to Section 2.10 (i) as of the effectiveness of any such succession.

Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, administrators, executors, successors and assigns.

Section 18. Waiver of Jury.

With respect to any dispute which may arise in connection with this Agreement, each party to this Agreement hereby irrevocably waives all rights to demand a jury trial.

Section 19. Entire Agreement.

With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.

Section 20. Governing Law; Venue.

This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law. Venue for the purposes of any litigation in connection with this Agreement will lie solely in the state court in and for Fulton County, Georgia or the United States District Court in and for the Northern District of Georgia.

Section 21. Notices.

Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:

Premiere Global Services, Inc.

3399 Peachtree Road

The Lenox Building

Suite 700

Atlanta, GA 30326

Attn: Chief Legal Officer

If to the Executive:

Boland T. Jones

Premiere Global Services, Inc.

0105 Edwards Village Center

A-206

Edwards, Colorado 81632

Section 22. Original Agreement Superseded.

The Original Agreement has been amended and restated by this Agreement, and the Original Agreement shall be of no further force or effect after the effective date of this Agreement.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PREMIERE GLOBAL SERVICES, INC

ATTEST:	By:	/s/ Jeffrey A. Allred
Jeffrey A. Allred
/s/ L. Scott Askins
L. Scott Askins
Secretary
THE EXECUTIVE

/s/ Boland T. Jones
Boland T. Jones